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Universal Display Corporation	Gregory FCA Communications
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Dean Ledger	Investor contact: Kathy Keyser
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610-642-8253
Media contact: Renee Rozniatoski
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610-642-8253

FOR IMMEDIATE RELEASE

Universal Display Corporation Announces
Third Quarter 2003 Results

Ewing, New Jersey, November 11, 2003 – Universal Display Corporation (NASDAQ: PANL; PHLX: PNL), a leading developer of Organic Light Emitting Device (OLED) technologies for flat panel displays, lighting and other opto-electronic applications, today announced its unaudited results of operations for the third quarter of 2003.

Universal Display Corporation had a net loss of $4,697,097 (or $0.21 per share) for the quarter ended September 30, 2003, compared to a net loss of $16,943,389 (or $0.89 per share) for the same quarter in 2002. The Company had a net loss of $12,653,925 (or $0.58 per share) for the nine months ended September 30, 2003, compared to a net loss of $27,819,985 (or $1.50 per share) for the same period in 2002. The decrease in the net loss is primarily attributable to an increase in revenues and a decrease in interest expense as a result of the conversion and repayment of convertible promissory notes in September 2002.

Revenues for the three months and nine months ended September 30, 2003, were $2,087,885 and $4,671,239 respectively, compared to $586,074 and $1,585,632 for the same periods in 2002. Revenues are broken down as follows:

•	The Company recognized $1,450,000 and $1,950,000 in technology development revenue during the three and nine months ended September 30, 2003, in connection with its technology and development evaluation agreements. There were no similar revenues during the same period of 2002.

•	The Company earned $303,725 and $1,549,726 from its sales of OLED materials for evaluation purposes during the three and nine months ended September 30, 2003, compared to $254,936 and $442,435 for the same periods in 2002. The increase is due to an increased volume of OLED materials purchased for evaluation by potential OLED manufacturers, including the Company’s current joint development partners.

•	The Company earned $267,860 and $1,105,213 in contract research revenue from the U.S. Government during the three and nine months ended September 30, 2003, compared to $331,138 and $1,143,197 for the same periods in 2002.

•	The Company commenced sales of OLED chemicals for commercial production and recognized license fees in connection with these sales during the quarter ended September 30, 2003. The Company recorded revenues of $19,890 for sales of these chemicals and $46,410 in associated license fees for each of the three months and nine months ended September 30, 2003. There were no similar revenues during the same periods in 2002.

Net cash used in operating activities was $4,546,963 for the nine months ended September 30, 2003, compared to $5,457,824 for the same period in 2002. The decrease of cash used in operating activities is primarily due to a decrease in the Company’s net loss, which resulted from increased revenues.

Universal Display Corporation – Summary Operating Results

	Three Months Ended (unaudited)		Nine Months Ended (unaudited)

	September 30, 2003	September 30, 2002	September 30, 2003	September 30, 2002

Total Revenue	$2,087,885	$586,074	$4,671,239	$1,585,632

Net Loss	$(4,697,097)	$(16,943,389)	$(12,653,925)	$(27,819,985)

Net Loss per Share	$(0.21)	$(0.89)	$(0.58)	$(1.50)

Weighted Average Number of Shares	22,504,673	19,105,553	21,899,091	18,490,810

About Universal Display Corporation

Universal Display Corporation is a world leader in developing and commercializing innovative Organic Light Emitting Device (OLED) technologies and materials for use in the electronic flat panel display and other markets. It is working with a network of world-class organizations and its collaborations include long-standing relationships for innovative OLED technology research with Princeton University and the University of Southern California; a joint development and cross-licensing arrangement with DuPont Displays for solution-processible OLEDs; a joint development agreement with Sony Corporation; a joint development agreement with Samsung SDI; a development and evaluation agreement with Toyota Industries Corporation relating to OLEDs for white light sources; an evaluation agreement with AU Optronics focusing on OLEDs using amorphous silicon TFT’s; development and supply agreements with PPG Industries, Inc. of Pittsburgh, PA for the development and commercial production of proprietary high efficiency OLED materials; and a partnership with AIXTRON AG of Aachen, Germany for the development and production of next-generation OLED manufacturing equipment using Universal Display Corporation’s proprietary organic vapor phase deposition (OVPD™) technology. Universal Display Corporation currently has rights in over 500 issued and pending patents worldwide.

Universal Display Corporation is located in the Princeton Crossroads Corporate Center in Ewing, New Jersey, minutes away from its research partner at Princeton University. Its 21,000 sq. ft. facility includes an OLED pilot production line, as well as OLED technology development and technology transfer facilities. The state-of-the-art facility has been designed to further technology development, technology transfer to manufacturing partners and work with customers to develop products to meet their needs for flat panel displays. Visit Universal Display Corporation on the Web at http://www.universaldisplay.com.

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All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and materials and potential commercial applications of or future developments concerning those technologies and materials, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled ‘Factors that May Affect Future Results and Financial Condition’ in Universal Display Corporation’s annual report on Form 10-K for the year ended December 31, 2002. Universal Display Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this document to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events.